Exhibit 99.1

Clarus Reports Record Second Quarter 2021 Results and Raises Full-Year Outlook

- Sales in the Second Quarter of 2021 Increased 144% Year-Over-Year to a Record $73.3 Million -

- Raises Full-Year Outlook: Expects 2021 Sales and Adjusted EBITDA to Grow Approximately 56% and 132% Year-Over-Year to $350 Million and $52 million, Respectively -

SALT LAKE CITY, Utah – August 2, 2021 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights vs. Same Year-Ago Quarter

•	Sales increased 144% to a record $73.3 million.
•	Gross margin improved 280 basis points to 38.2%.
•	Net income improved to $1.8 million, or $0.06 per diluted share, compared to a net loss of $(2.7) million, or $(0.09) per diluted share.
•	Adjusted net income before non-cash items increased significantly to $6.8 million, or $0.20 per diluted share, compared to an adjusted net loss of $(1.2) million, or $(0.04) per diluted share.
•	Adjusted EBITDA increased significantly to a record $11.7 million compared to $(1.3) million.
•	Free cash flow (net cash provided by operating activities less capital expenditures) was $1.0 million compared to $10.2 million.

Rhino-Rack Acquisition

On June 1, 2021, Clarus announced the entry into a definitive agreement to acquire Rhino-Rack, a leading manufacturer of highly-engineered automotive roof racks, trays, mounting systems, luggage boxes, carriers, and accessories. Clarus acquired Rhino-Rack for $AUD 194 million (approximately $USD 145 million) in cash, subject to a post-closing working capital adjustment, and approximately 2.3 million shares of Clarus common stock for a total purchase price of $AUD 273 million or approximately $USD 205 million based upon the AUD/USD exchange rate and market value of the stock price at closing. The acquisition closed on July 1, 2021. Rhino-Rack will continue to operate independently as a wholly-owned indirect subsidiary of Clarus and will constitute a third reporting segment.

Management Commentary

“We had another outstanding quarter driven by continued growth across our portfolio of ‘Super Fan’ brands and favorable trends in the overall outdoor industry,” said Clarus President John Walbrecht. “Our ability to report record sales and Adjusted EBITDA performance while continuing to increase gross margin is a testament to our brand value, operational excellence, and strong supplier partnerships.

“At Black Diamond, favorable consumer trends in the outdoor market and inventory normalization at retail drove our strong performance. We have also realized success from a community-centric approach to consumer engagement. This includes brand awareness and product education in mecca mountain towns across the world. We believe that this level of engagement not only drives sales, particularly in key categories where we can maximize product availability, but builds lasting relationships with our consumers.

“In our Sierra segment, we continue to experience unprecedented demand for both our Sierra and Barnes brands. In addition to underlying market tailwinds, we are experiencing success by treating each business as a discrete brand. This allows for rapid alignment with our retail partners and promotes an ‘ease of doing business with’ mentality that is driving our market share gains. We have also used our strong balance sheet to take more control over our supply chain, which has allowed us to have less constraints on product availability, particularly in our core categories.

“During the second quarter, we entered into a definitive agreement to acquire Rhino-Rack, a premier aftermarket automotive roof rack and accessories Super Fan brand. After owning the business for just over a month, we are even more compelled by the opportunities to expand its existing network of key distributors, develop incremental sales channels, and expand its product offering.

“Given our recent financial momentum, our strategic and disciplined approach to capital allocation will remain paramount to both our organic and M&A growth strategies. We are well-positioned to continue to execute our growth plan and are raising our full-year financial outlook as a result.”

Second Quarter 2021 Financial Results

Sales in the second quarter increased 144% to a record $73.3 million compared to $30.0 million in the same year-ago quarter. The increase includes revenue contribution of approximately $11.7 million from Barnes, an acquisition Clarus completed on October 2, 2020. Excluding Barnes, the Company’s second quarter sales increased 105% on an organic basis compared to the same year-ago quarter.

Black Diamond sales were up 122% and Sierra sales were up 190%, or 71% excluding Barnes. The increase across both segments is attributed to continued strong consumer demand and the recovery from the COVID-19 pandemic. On a constant currency basis, total sales were up 141% compared to the same year-ago quarter.

Gross margin in the second quarter improved 280 basis points to 38.2% compared to 35.4% in the year-ago quarter. Improvements in channel and product mix, as well as foreign exchange benefits more than offset unfavorable impacts on the Company’s supply chain and logistics due to COVID-19.

Selling, general and administrative expenses in the second quarter were $20.7 million compared to $14.5 million in the same year-ago quarter, primarily due to the significant increase in sales, the inclusion of Barnes, which contributed $1.5 million, and an increase in stock-based compensation of $1.2 million due to the increase in the Company’s share price.

Net income in the second quarter improved to $1.8 million, or $0.06 per diluted share, compared to a net loss of $(2.7) million or $(0.09) per diluted share, in the same year-ago quarter.

Adjusted net income in the second quarter, which excludes non-cash items and transaction costs, increased to $6.8 million, or $0.20 per diluted share, compared to an adjusted net loss of $(1.2) million, or $(0.04) per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the second quarter increased to a record $11.7 million compared to $(1.3) million in the same year-ago quarter.

Net cash provided by operating activities for the three months ended June 30, 2021 was $2.9 million compared to $10.9 million in the prior year. Capital expenditures in the second quarter were $1.9 million compared to $0.7 million in the same year-ago quarter. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the quarter ended June 30, 2021 was $1.0 million compared to $10.2 million in the same year-ago period.

Liquidity at June 30, 2021 vs. December 31, 2020

•	Cash and cash equivalents totaled $6.8 million compared to $17.8 million.
•	Total debt of $27.1 million compared to $34.6 million.
•	Remaining access to $49.9 million on the Company’s revolving line of credit.
•	Net debt leverage ratio 0.5x compared to 0.6x at the end of 2020.

Increased 2021 Outlook

Clarus now anticipates fiscal year 2021 sales to grow approximately 56% to $350 million ($295 million prior) compared to 2020. By brand, the Company now expects sales for Black Diamond to increase 26% to $215 million ($205 million prior) and Sierra and Barnes combined to increase 80% to $95 million ($90 million prior) compared to 2020. The Company expects sales for Rhino-Rack to be $40 million for the second half of 2021.

The Company now expects adjusted EBITDA in 2021 to increase approximately 132% to $52 million ($38 million prior) compared to 2020. Included in this assumption is the expectation for Rhino-Rack to contribute approximately $6 million in adjusted EBITDA for the second half of 2021. Capital expenditures are expected to be approximately $8.5 million ($7.5 million prior) in 2021.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $120 million. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2021 results.

Date: Monday, August 2, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 4378127

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 16, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 4378127

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a leading developer, manufacturer and distributor of best-in class outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport markets. With a strong reputation for innovation, style, quality, design, safety and durability, Clarus’ portfolio of iconic brands includes Black Diamond®, Sierra®, Barnes®, PIEPS®, SKINourishment® and Rhino-Rack® sold through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.rhinorack.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets and ammunition by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; the Company’s ability to maintain a quarterly dividend; and any material differences in the actual financial results of the Rhino-Rack acquisition as compared with expectations, including the impact of the acquisition on the Company’s future earnings per share. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Executive Vice President and Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash	$6,782	$17,789
Accounts receivable, less allowance for credit losses and
doubtful accounts of $651 and $1,433, respectively	51,235	50,475
Inventories	82,656	68,356
Prepaid and other current assets	13,123	5,385
Income tax receivable	254	117
Total current assets	154,050	142,122

Property and equipment, net	27,495	26,956
Other intangible assets, net	16,963	19,416
Indefinite-lived intangible assets	47,415	47,523
Goodwill	26,715	26,715
Deferred income taxes	11,342	11,113
Other long-term assets	10,229	6,846
Total assets	$294,209	$280,691

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$42,167	$34,665
Income tax payable	1,201	956
Current portion of long-term debt	5,010	4,000
Total current liabilities	48,378	39,621

Long-term debt	22,112	30,621
Deferred income taxes	1,215	1,227
Other long-term liabilities	7,324	4,628
Total liabilities	79,029	76,097

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000
shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized;
35,496 and 35,198 issued and 31,485 and 31,228 outstanding, respectively	4	4
Additional paid in capital	518,981	513,979
Accumulated deficit	(280,148)	(286,100)
Treasury stock, at cost	(24,440)	(23,789)
Accumulated other comprehensive income	783	500
Total stockholders' equity	215,180	204,594
Total liabilities and stockholders' equity	$294,209	$280,691

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2021	June 30, 2020
Sales
Domestic sales	$51,876	$20,259
International sales	21,433	9,755
Total sales	73,309	30,014

Cost of goods sold	45,288	19,378
Gross profit	28,021	10,636

Operating expenses
Selling, general and administrative	20,704	14,493
Transaction costs	649	180

Total operating expenses	21,353	14,673

Operating income (loss)	6,668	(4,037)

Other (expense) income
Interest expense, net	(212)	(257)
Other, net	(4,461)	406

Total other (expense) income, net	(4,673)	149

Income (loss) before income tax	1,995	(3,888)
Income tax expense (benefit)	155	(1,145)
Net income (loss)	$1,840	$(2,743)

Net income (loss) per share:
Basic	$0.06	$(0.09)
Diluted	0.06	(0.09)

Weighted average shares outstanding:
Basic	31,367	29,817
Diluted	33,190	29,817

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Six Months Ended
	June 30, 2021	June 30, 2020
Sales
Domestic sales	$99,449	$48,807
International sales	49,191	34,762
Total sales	148,640	83,569

Cost of goods sold	93,569	54,421
Gross profit	55,071	29,148

Operating expenses
Selling, general and administrative	41,589	31,863
Transaction costs	1,125	430

Total operating expenses	42,714	32,293

Operating income (loss)	12,357	(3,145)

Other expense
Interest expense, net	(450)	(568)
Other, net	(4,601)	(125)

Total other expense, net	(5,051)	(693)

Income (loss) before income tax	7,306	(3,838)
Income tax benefit	(211)	(1,131)
Net income (loss)	$7,517	$(2,707)

Net income (loss) per share:
Basic	$0.24	$(0.09)
Diluted	0.23	(0.09)

Weighted average shares outstanding:
Basic	31,325	29,789
Diluted	32,970	29,789

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED
	June 30, 2021		June 30, 2020
Gross profit as reported	$28,021
Plus impact of inventory fair value adjustment	-
Adjusted gross profit	$28,021	Gross profit as reported	$10,636

Gross margin as reported	38.2%

Adjusted gross margin	38.2%	Gross margin as reported	35.4%

SIX MONTHS ENDED
	June 30, 2021		June 30, 2020

Gross profit as reported	$55,071
Plus impact of inventory fair value adjustment	361
Adjusted gross profit	$55,432	Gross profit as reported	$29,148

Gross margin as reported	37.0%

Adjusted gross margin	37.3%	Gross margin as reported	34.9%

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO NET INCOME (LOSS) BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME (LOSS) BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	June 30, 2021	Share	June 30, 2020	Share
Net income (loss)	$1,840	$0.06	$(2,743)	$(0.09)

Amortization of intangibles	1,197	0.04	765	0.03
Depreciation	1,349	0.04	1,148	0.04
Amortization of debt issuance costs	80	0.00	77	0.00
Stock-based compensation	1,826	0.06	616	0.02
Income tax expense (benefit)	155	0.00	(1,145)	(0.04)
Cash paid for income taxes	(278)	(0.01)	(84)	(0.00)

Net income (loss) before non-cash items	$6,169	$0.19	$(1,366)	$(0.05)

Transaction costs	649	0.02	180	0.01
State cash taxes on adjustments	(16)	(0.00)	(6)	(0.00)

Adjusted net income (loss) before non-cash items	$6,802	$0.20	$(1,192)	$(0.04)

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Six Months Ended
		Per Diluted		Per Diluted
	June 30, 2021	Share	June 30, 2020	Share
Net income (loss)	$7,517	$0.23	$(2,707)	$(0.09)

Amortization of intangibles	2,394	0.07	1,537	0.05
Depreciation	2,705	0.08	2,265	0.08
Amortization of debt issuance costs	162	0.00	154	0.01
Stock-based compensation	3,350	0.10	1,229	0.04
Inventory fair value of purchase accounting	361	0.01	-	-
Income tax benefit	(211)	(0.01)	(1,131)	(0.04)
Cash paid for income taxes	(353)	(0.01)	(266)	(0.01)

Net income before non-cash items	$15,925	$0.48	$1,081	$0.04

Transaction costs	1,125	0.03	430	0.01
State cash taxes on adjustments	(28)	(0.00)	(13)	(0.00)

Adjusted net income before non-cash items	$17,022	$0.52	$1,498	$0.05

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	June 30, 2021	June 30, 2020
Net income (loss)	$1,840	$(2,743)

Income tax expense (benefit)	155	(1,145)
Other, net	4,461	(406)
Interest expense, net	212	257

Operating income (loss)	6,668	(4,037)

Depreciation	1,349	1,148
Amortization of intangibles	1,197	765

EBITDA	9,214	(2,124)

Transaction costs	649	180
Stock-based compensation	1,826	616

Adjusted EBITDA	$11,689	$(1,328)

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Six Months Ended
	June 30, 2021	June 30, 2020
Net income (loss)	$7,517	$(2,707)

Income tax benefit	(211)	(1,131)
Other, net	4,601	125
Interest expense, net	450	568

Operating income (loss)	12,357	(3,145)

Depreciation	2,705	2,265
Amortization of intangibles	2,394	1,537

EBITDA	17,456	657

Transaction costs	1,125	430
Inventory fair value of purchase accounting	361	-
Stock-based compensation	3,350	1,229

Adjusted EBITDA	$22,292	$2,316